Exhibit 99.1

	Year ended December 31, 2009
	Information
	Services and
		Cash Trading	Technology	Corporate and
$ in millions	Derivatives	and Listings	Solutions	Eliminations	Consolidated
Revenues
Transaction and Clearing Fees	$845	$2,582	$—	$—	$3,427
Market Data	42	221	140	—	403
Listing	—	407	—	—	407
Technology Services	—	—	222	—	222
Other Revenue	31	188	—	6	225

Total Revenue	918	3,398	362	6	4,684

Transaction-based Expenses:
Section 31 Fees	—	388	—	—	388
Liquidity Payments, Routing & Clearing	195	1,623	—	—	1,818

Total Revenue, Less Transaction-based Expenses	723	1,387	362	6	2,478

Merger Expenses & Exit Costs (M&E)	382	104	27	3	516
Other Operating Expenses	381	867	309	119	1,676

Operating Income — GAAP	$(40)	$416	$26	$(116)	$286

Operating Income — Excluding M&E	$342	$520	$53	$(113)	$802

Operating Margin — Excluding M&E	47%	37%	15%	N/M	32%
Certain items in the table above have been reclassified to conform to the anticipated presentation in our 2010 results of operations. To supplement NYSE Euronext’s consolidated financial statements prepared in accordance with GAAP and to better reflect period-over-period comparisons, NYSE Euronext uses non-GAAP financial measures of performance, financial position or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure, calculated and presented in accordance with GAAP. Non-GAAP financial measures do not replace and are not superior to the presentation of GAAP financial results, but are provided to (i) present the effects of certain merger expenses, exit costs and other special items and (ii) improve overall understanding of NYSE Euronext’s current financial performance and its prospects for the future. Specifically, NYSE Euronext believes the non-GAAP financial results provide useful information to both management and investors regarding certain additional financial and business trends relating to financial condition and operating results. In addition, management uses these measures for reviewing financial results and evaluating financial performance. The non-GAAP adjustments for all periods presented are based upon information and assumptions available as of the date of this filing.